dated as of July __, 2002


CONFIDENTIAL

Foothill Capital Corporation, as Agent
under the below-referenced Loan Agreement
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California  90404

                  Re:      FEE LETTER

Ladies and Gentlemen:

                  Reference hereby is made to that certain Loan and Security Agreement, dated as of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), among RIVIERA HOLDINGS CORPORATION, a Nevada corporation, RIVIERA OPERATING
CORPORATION, a Nevada corporation, and RIVIERA BLACK HAWK, INC., a Colorado corporation (individually and collectively, and jointly and severally, the "Borrower"), the Restricted Subsidiaries identified therein as the "Guarantors", the lenders signatory thereto (the "Lenders"), and Foothill Capital Corporation, a California corporation, as the arranger and administrative agent for the Lenders ("Agent"). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Loan Agreement.

                  Each Borrower hereby agrees to pay, jointly and severally, the following fees to Agent in connection with the financing set forth in the Loan
Agreement:

1. Closing Fee. The Borrowers shall pay to Agent, for its sole and separate account and not the account of any Lender, a closing fee of $375,000 (minus the amount of $187,500 previously paid to Agent on or about June 24, 2002 as a commitment fee), which fee shall be due and payable in full on the Closing Date.

2. Unused Line Fee. On the first day of each month, an unused line fee in the amount equal to 0.50% per annum times the result (but in no event less than zero) of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month. The foregoing notwithstanding, any such unused line fee not otherwise paid shall be immediately due and payable upon the termination of the Loan Agreement for whatever reason.

3. Loan and Collateral Servicing Fee. On the first day of each month during the term of the Loan Agreement, commencing on the first day of the month following the Closing Date, and thereafter until all Obligations have been paid in full and the Loan Agreement terminated, the Borrowers shall pay to Agent, for its sole and separate account and not the account of any Lender, a loan and collateral servicing fee, in arrears, in an amount equal to $3,000. The foregoing notwithstanding, any such fee not otherwise paid shall be immediately due and payable upon the termination of the Loan Agreement for whatever reason.

                  The Borrower shall pay all amounts due and payable hereunder to Agent in the manner set forth in the Loan Agreement. Agent hereby is expressly authorized by the Borrowers to (i) charge such amounts due and owing to Borrower's Loan Account, and (ii) designate such amounts as an Advance under the Loan Agreement.

                  The Borrowers hereby acknowledge and agree that each fee payable hereunder is fully earned as expressly provided above (or, if and to the extent the date on which such fee is fully earned is not expressly provided above, then on the date such fee is due and payable as provided above), that each fee payable hereunder is non-refundable on the date such fee is due and payable as provided above, and that such fee constitutes Obligations and is in addition to any other fees payable by the Borrowers under the Loan Agreement or any other Loan Document.

                  This letter agreement is the Fee Letter referred to in the Loan Agreement, shall be construed under and governed by the laws of the State of California, and may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile shall be equally effective as delivery of a manually executed counterpart.

                                                      [signature page follows]

                  Unless a copy of this letter is filed by Borrower in good faith, pursuant to applicable securities laws, as an exhibit to a report made and filed by Borrower with the SEC: (1) the contents of this letter shall be confidential; and (2) this letter shall not be disclosed or displayed or its contents otherwise disclosed to any third Person without the prior written consent of Agent, except as required by law.


Very truly yours,

RIVIERA HOLDINGS CORPORATION,              RIVIERA BLACK HAWK, INC.,
a Nevada Corporation                       a Colorado corporation

By_______________________________         By_______________________________
Name:____________________________         Name:____________________________
Title: _____________________________      Title: _____________________________

RIVIERA OPERATING CORPORATION, a Nevada corporation

By_______________________________
Name:____________________________
Title: _____________________________



Accepted and agreed to as of the date first above written:

FOOTHILL CAPITAL CORPORATION,
as Agent

By_______________________________
Name:____________________________
Title: _____________________________